Exhibit 99



For Immediate Release


Thursday, May 19, 2005

Contact: David G. Ratz, Executive Vice President
         (740) 286-3283

Oak Hill Financial Revises Earnings Estimate for 2005

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) announced today that it was revising its earnings estimate for the full year 2005 to a range of $1.80 to $2.00 per share. The revision is due primarily to a $4.3 million increase in the provision for loan losses. In addition, the company's loan volume has been impacted by market conditions and a tightening of its credit standards.

In its April 14, 2005 release, Oak Hill Financial noted that it had several large loans that had the potential to move to nonperforming status and/or result in charge-offs. In response to recent deterioration in some of these loans, management completed a comprehensive re-evaluation of its commercial, commercial real estate, and residential mortgage loan portfolios. This review led the company to pursue an aggressive course for resolving the issues that were identified, including the losses reported here.

The largest component of the increase in provision expense, $2.0 million, resulted from losses on three commercial real estate loans to the same borrower. The remainder was due to losses on various commercial, commercial real estate loans, and residential mortgage loans and increasing the company's loan loss reserve from 1.29% at March 31, 2004 to 1.32% on May 19, 2005.

"We continue to focus on improving our credit quality," said R.E. Coffman, Jr., President and CEO of Oak Hill Financial. "With these actions we believe that we have identified and addressed the significant losses in the portfolio."

"We have a solid plan to improve our earnings that includes cost-saving and revenue-enhancement initiatives," Coffman added. "Oak Hill Financial has a strong history of earnings growth and increasing shareholder value. While we are not pleased with the current charge-offs, we are confident that the steps we are taking will keep us on our positive long-term path."

In addition to the loan losses, several larger credits have recently moved to nonperforming status. The largest of these is a group of commercial real estate loans totaling $5.4 million that are part of the same relationship as the $2.0 million loss referenced previously. Management believes that further losses on this relationship will be minimal. Another commercial real estate loan of $3.35 million has also become non-

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performing;  however,  no loss is anticipated on this loan. At May 19, 2005, Oak
Hill   Financial's   non-performing   assets/total   assets  and   nonperforming
loans/total loans ratios stood at 1.59% and 1.43%, respectively.

Coffman further noted that Oak Hill Financial has 154,000 shares remaining on its current stock repurchase program. "With our Ripley National Bank and Lawrence Financial Holdings acquisitions behind us, you can expect us to again be active in buying in our shares, which should have a positive impact on our earnings per share and return on equity," he said.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Oak Hill Banks operates 33 full-service banking offices and three bank loan production offices in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to private and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

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